Exhibit 3.25

BYLAWS

OF

THE QUADRANT CORPORATION

(as amended to May 2, 2011)

ARTICLE I

SHAREHOLDERS’ MEETINGS

1. The annual meeting of shareholders shall be held at 4:30 p.m. on the first Friday in December at the registered office of the corporation, or at such other time or place within or without the State of Washington as may be designated by the Board of Directors, for the purpose of electing directors and for the transaction of such other business as may come before the meeting.

2. Special meetings of shareholders shall be held at such time and place as shall be stated in the notice of the special meeting for such purpose or purposes as may be stated in the notice of said meeting. Special meetings may be called by the President or by the Board of Directors.

ARTICLE II

DIRECTORS

1. Subject to the provisions of applicable law the business of this corporation shall be managed by a Board of one or more directors, as the Board shall from time to time determine, each of whom shall hold office until the next annual shareholders’ meeting, or until his successor shall have been elected.

2. The annual meeting of the Board of Directors shall be held immediately following the adjournment of the annual meeting of shareholders at the registered office of the corporation or at such other place as may have been designated for the holding of the annual meeting of shareholders pursuant to Article I hereof. The Board of Directors may provide by resolution the time and place, either within or without the State of Washington, for the holding of additional regular meetings.

3. Special meetings of the Board of Directors may be held at such times and places, within or without the State of Washington, upon the written or telegraphic call of either the President, the Chairman of the Board, or three or more Directors.

4. Each Director shall be given not less than two (2) days’ notice of any Directors’ meeting, except that no notice shall be required of (i) a meeting held at a time and place fixed by the bylaws or by resolution of the Board, or (ii) a meeting at which the entire Board is present, or (iii) the reconvention of a meeting pursuant to adjournment.

ARTICLE III

OFFICERS

1. The officers of this corporation shall be a President, a Secretary, a Treasurer, a Controller, a General Counsel and such other officers as the Board of Directors may from time to time elect, including, without limitation, Vice Presidents and classes thereof; and such assistant officers) including one or more Assistant Secretaries, Treasurers or Controllers, as the President may from time to time appoint.

2. At its annual meeting, the Board of Directors shall elect such of the officers as it is required or determines to elect, and each such officer shall hold office until his successor shall have been duly elected and qualified or until his death, resignation, retirement or removal from office. A vacancy in any such office may be filled for the unexpired portion of the term at any meeting of the Board of Directors.

3. Any Director or officer may resign his office at any time. Such resignation shall be made in writing and delivered to and filed with the Secretary, except that a resignation of the Secretary shall be delivered to and filed with the President Resignations so made shall be effective, if by a Director, upon its acceptance by the Board, and if by an officer other than a Director, upon its receipt by the Secretary, or by the President, as the case may be, unless some other time be fixed in the resignation, and then from the date so fixed.

The Board of Directors or the President may appoint and remove at will such agents and committees as the business of the corporation shall require, each of whom shall exercise such powers and perform such duties as may from time to time be prescribed or assigned by the Board of Directors, the President or by provisions of these bylaws.

ARTICLE IV

POWERS AND DUTIES OF OFFICERS

1. The President shall be the chief executive officer of the corporation and shall be vested with general authority and control of its affairs, and over the officers, agents and employees of the corporation, subject to the Board of Directors. He shall perform all the duties devolving upon him by law as President and chief executive officer of the corporation, and shall perform such other duties and services, not inconsistent with law or these bylaws, as pertain to this office, or as are required by the Board of Directors.

2. (a) Vice Presidents shall have and exercise such powers and discharge such duties as may from time to time be conferred upon and delegated to them respectively, by the President, or by these bylaws, or by the Board of Directors.

(b) In the absence of the President any Vice President shall be vested with all the powers required to perform all the duties of said officer during his absence or inability to act.

3. (a) The Treasurer shall attend to the collection, receipt and disbursement of all monies belonging to the corporation. He shall have authority to endorse, on behalf of the corporation, all checks, notes, drafts, warrants and orders, and he shall have custody over all securities of the corporation. He shall have such additional powers and such other duties as he may from time to time be assigned or directed to perform by these bylaws, or by the Board of - Directors, or by the President.

(b) The Assistant Treasurers, in the order of their seniority, shall have all of the powers and shall perform the duties of the Treasurer in case of the absence of the Treasurer or his inability to act, and shall have such other powers and duties as they may from time to time be assigned or directed to perform.

4. (a) The Secretary shall have the care and custody of the corporate and stock books and the corporate seal of the corporation. He shall attend all meetings of the shareholders, and, when possible, all meetings of the Board of Directors and of the Executive Committee, and shall record all votes and minutes of all proceedings in books kept for that purpose. He shall sign such instruments in behalf of the corporation as he may be authorized by the Board of Directors or by law to do, and shall countersign, attest and affix the corporate seal to all certificates and instruments where such countersigning or such sealing and attestation are necessary to the true and proper execution thereof. He shall see that proper notice is given of all meetings of the shareholders of which notice is required to be given, and shall have such powers and duties as he may from time to time be assigned or directed to perform by these bylaws, or by the Board of Directors, or by the President.

(b) The Assistant Secretaries, in the order of their seniority, shall have all of the powers and shall perform the duties of the secretary in case of the absence of the Secretary or his inability to act, and shall have such other powers and duties as they may from time to time be assigned or directed to perform.

5. The General Counsel shall act as legal advisor to the corporation, and shall have general supervision of all legal matters of the corporation.

6. (a) The Controller shall be the chief accounting officer of the corporation with authority over and custody of the financial and property books and records of the corporation; and shall have such additional powers and duties as he may from time to time be assigned or directed to perform by these bylaws, or by the Board of Directors, or by the President.

(b) The Assistant Controllers, in the order of their seniority, shall have all of the powers and shall perform the duties of the Controller in case of the absence of the Controller or his inability to act, and shall have such other powers and duties as they may from time to time be assigned or directed to perform.

ARTICLE V

FISCAL YEAR

The fiscal year of this corporation shall be the period beginning with the opening of business on January 1 and ending with the close of business on December 31 of each year.